EXHIBIT 99.1 FOR IMMEDIATE RELEASE December 20, 2023 For further information contact: Craig L. Montanaro, President and Chief Executive Officer, or Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer Kearny Financial Corp. (973) 244-4500 KEARNY FINANCIAL CORP. ANNOUNCES INVESTMENT SECURITIES REPOSITIONING Fairfield, New Jersey, December 20, 2023 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), announced the repositioning of a portion of its investment securities portfolio. As part of the Company’s ongoing strategy to realign its balance sheet for the prevailing economic and interest rate environment, the Company executed the sale of $122.2 million of its available- for-sale debt securities, yielding 3.22%, with a weighted average remaining life of 8.2 years. The sale resulted in an estimated after-tax loss of $12.9 million and is expected to have a nominal impact on tangible book value, as the loss was previously reflected in capital via accumulated other comprehensive loss. Proceeds from the sale were utilized to retire higher-cost wholesale funding and to reinvest into loans yielding current market rates. The transaction is expected to be immediately accretive to net interest income. In executing this transaction the Company has achieved a number of strategic objectives, including:  The retirement of higher-cost wholesale funding, which provides for additional liquidity and balance sheet flexibility;  The liquidation of $78.9 million of COVID-era investment securities, yielding 1.75%, which are expected to underperform alternative assets in a variety of interest rate scenarios; and  The liquidation of $37.1 million of floating-rate investment securities, reducing balance sheet sensitivity to the short end of the yield curve. About Kearny Financial Corp. Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 43 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At September 30, 2023, Kearny Financial Corp. had approximately $8.0 billion in total assets.

EXHIBIT 99.1 Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.